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                                                                   EXHIBIT 23.01


CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Oak Technology, Inc.:

We consent to incorporation by reference in the registration statements (No. 033-89446, 333-04334, 333-70175 and 333-85381) on Form S-8 of Oak Technology,
Inc. of our report dated July 30, 1999, relating to the consolidated balance sheets of Oak Technology, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, and related schedule, which report appears in the June 30, 1999 annual report on Form 10-K of Oak Technology, Inc.



KPMG LLP
Mountain View, California
September 28, 1999